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                                                                   EXHIBIT 10.19

                  [LETTERHEAD OF SUNGARD DATA SYSTEMS INC.]



                               LETTER OF INTENT


October 17, 1996

Mr. David A. Finley
Broadway & Seymour, Inc.
128 South Tryon Street
Charlotte, NC 28202

Ladies and Gentlemen:

This letter of intent summarizes our discussions and represents our mutual intent to pursue the proposed acquisition of the outstanding shares of stock of Corbel & Co. ("Corbel") from Broadway & Seymour, Inc. ("BSI") by SunGard Data Systems Inc. or its subsidiary ("SunGard"). Of course, a definitive acquisition agreement ("Agreement"), which will contain many terms in addition to those contained in this letter of intent, will have to be negotiated and agreed upon by BSI and SunGard. Our discussions have been as follows:

1. Transaction. SunGard will acquire from BSI all of the issued and outstanding shares of capital stock of Corbel free and clear of all liens, claims and encumbrances. Promptly after this letter of intent is signed, the parties will proceed with the necessary filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act").

2. Purchase Price. The total purchase price will consist of (a) a cash payment at closing in the amount of $14,250,000, which is subject to adjustment and possible holdback as provided below, and (b) a contingent cash payment, of up to a maximum amount of $3,500,000, equal to 1.15 times the amount by which Corbel's revenues during the one-year period beginning January 1, 1997 exceed $18,200,000.

3. Restrictive Covenants. BSI will be bound by appropriate nondisclosure and noncompetition covenants. The noncompetition covenants, which will have a term of five years after closing, will include prohibitions against the solicitation of employees and customers. No additional consideration is being paid for the noncompetition covenants.

4.     Certain Other Matters.

       (a) At or before closing, Corbel will transfer to BSI all of the issued and outstanding shares of Corbel's wholly owned subsidiary, Corbel/NPA, Inc., which is the general partner of National Pension Alliance, a Florida limited partnership (such subsidiary and partnership

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Mr. David A. Finley
October 17, 1996
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are referred to together as "NPA"). NPA's business will be discontinued at
BSI's expense and under BSI's control in accordance with a reasonable plan developed by BSI and Corbel and reasonably acceptable to SunGard. At closing, BSI and Corbel will enter into an agreement under which (a) Corbel will cooperate with BSI in implementing such plan (which may include, without limitation, refunding license fees at BSI's expense and/or offering discounts to NPA customers on Corbel software at no charge to BSI), (b) BSI will pay Corbel for all employees, facilities, services and similar items provided by Corbel to NPA or in connection with NPA's business or the discontinuance thereof, and (c) BSI will reimburse Corbel for the cost of leased space used by NPA's business (as of this date unless the space is reconfigured as provided below) until Corbel can use the space or until the lease expires net of any sublease revenues, provided that Corbel shall use reasonable efforts to reconfigure the space so that the NPA space can be subleased.

       (b) At or before closing, BSI and Corbel will enter into an agreement under which Corbel agrees to comply with the requirements of Section 7.13 of the Guarantee and Indemnity Agreement dated as of April 10, 1996 between BSI and Fidelity Investments Institutional Services, Inc. ("FIIS"), as amended by Amendment No. 1 thereto dated as of May 15, 1996. Corbel will assign to BSI the $1,000,000 payment due to Corbel from FIIS.

5. Closing. The parties will use reasonable efforts to close the proposed transaction by November 30, 1996. Closing will take place at a mutually agreeable time and location. The effective date of the acquisition ("Effective Date") will be the calendar month-end closest to the date of closing or another mutually agreeable date. The Agreement, which must be acceptable to BSI and SunGard, will contain detailed representations, warranties, indemnifications and other terms appropriate for a transaction of the size and complexity of the proposed transaction. A mutually agreeable portion of the cash payment due at closing may be held back for a mutually agreed period of time to cover potential indemnification obligations. SunGard has already reviewed a BSI prepared draft of a definitive agreement, provided BSI with a proposed redraft thereof and discussed areas of disagreement.

6. Financial Statements. In the Agreement, BSI will represent its 1995 audited financial statements and both its and Corbel's unaudited financial statements as of September 30, 1996 and for the nine-month period then ending. As soon as possible after closing, BSI will provide to SunGard a balance sheet of Corbel as of the Effective Date and a statement of earnings of Corbel for the period from January 1, 1996 to the Effective Date, certified by BSI's chief financial officer.

7. Potential TNW Adjustment. The purchase price shall be increased or decreased by the amount by which Corbel's tangible net worth as of the Effective Date is greater than or

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Mr. David A. Finley
October 17, 1996
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less than $975,000. For this purpose, all impact of NPA and its business shall be excluded from Corbel's tangible net worth.

8. SunGard's Conditions. BSI acknowledges that SunGard's interest in the proposed transaction is based, in part, upon the business, product and financial information that BSI has furnished as well as certain assumptions that SunGard has made regarding Corbel and the proposed transaction. Accordingly, SunGard's interest in the proposed transaction is subject to the following conditions:

       a. Due Diligence. SunGard must complete a thorough "due diligence" review of Corbel, and SunGard must determine that there are no material inaccuracies in the business and financial information that BSI has furnished or in the assumptions SunGard has made regarding Corbel's business and the financial, tax and accounting treatment of the proposed transaction. BSI will make available to SunGard all of Corbel's contracts, leases, insurance policies, tax returns, customer, prospect and other business files, books and records, software documentation and other materials and information reasonably requested. BSI also will furnish SunGard with Corbel's historical and interim financial statements and such other financial information as SunGard reasonably may request in order to complete its due diligence.

       b. Board Approval. The Board of Directors of SunGard Data Systems Inc. must approve the transaction and the Agreement.

       c. HSR. All applicable waiting periods under the HSR Act must expire or terminate.

9. BSI's Conditions. BSI's interest in the proposed transaction is subject to the following conditions:

       a. Board Approval. The Board of Directors of BSI must approve the transaction and the Agreement.

       b. HSR. All applicable waiting periods under the HSR Act must expire or terminate.

10. BSI's Interim Obligations. BSI acknowledges that SunGard will incur expenses in connection with the proposed transaction, including the costs of conducting its due diligence review and drafting the acquisition documents. In consideration of SunGard's incurring these

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Mr. David A. Finley
October 17, 1996
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expenses, between the date of this letter of intent and the Termination Date
(as defined in paragraph 13):

       a. No Other Discussions. BSI will not discuss, negotiate or consummate with anyone any transaction involving the issuance, redemption, sale, exchange or other disposition of any of the equity interest or other securities of Corbel or the sale, exchange or other disposition of all or any material assets of Corbel.

       b. Business Operations. BSI will cause Corbel to conduct its business in a diligent manner, consistent with past practices, without making any material change in its business operations and policies. Except in the ordinary course of business consistent with past practices, Corbel will not incur any material liability, create any material encumbrance upon any of its assets, loan any material amount of money to anyone, make or commit for any material capital expenditure, enter into any material contract, or increase or authorize an increase in any employee compensation or benefits. Even in the ordinary course of business consistent with past practices, Corbel will not make or commit for any capital expenditure greater than $100,000 without first consulting with SunGard.

11. Expenses. BSI and SunGard will be responsible for all expenses each respectively incurs in connection with the proposed transaction, whether or not the transaction is completed.

12. Confidentiality and Publicity. SunGard shall continue to be bound by the terms of the confidentiality letter agreement previously signed with BSI. Other than as may be required by law, in which case the other party will be consulted, neither party will make any public announcement regarding the proposed transaction without the other party's written approval.

13. Termination. If the Agreement has not been signed by November 30, 1996, or if SunGard earlier decides not to pursue the proposed transaction, then this letter of intent may be terminated by BSI or SunGard at any time thereafter by giving written notice of termination to the other. The date of any such termination is referred to above as the "Termination Date."

Although this letter of intent summarizes certain major terms of the proposed transaction, until the Agreement is finalized and signed and the conditions stated in paragraphs 8 and 9 are satisfied, the provisions of the first 7 paragraphs of this letter are not intended to be, and shall not be, legally binding upon the parties, nor shall they constitute a contract between the parties. The parties do not intend to be bound by the first 7 paragraphs of this letter of intent until both agree to and sign the Agreement, and neither party may reasonably rely upon any

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Mr. David A. Finley
October 17, 1996
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promises inconsistent with this paragraph. This paragraph supersedes any other conflicting provisions in this letter.

The provisions of paragraphs 8 and 13 of this letter of intent are intended to be, and shall be, legally binding upon the parties, and shall constitute a contract between the parties. This letter of intent shall be governed by Pennsylvania law.

If this letter accurately reflects our discussions and is acceptable to you, please sign the two original copies of this letter of intent where indicated below and return one executed copy to me. We look forward to working with you.


Sincerely,


/s/ Richard C. Tarbox
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RICHARD C. TARBOX
Vice President - Corporate Development


ACCEPTED AND AGREED TO:


BROADWAY & SEYMOUR, INC.


By: /s/ David A. Finley
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    David A. Finley
    Executive Vice President & CFO